Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Vice President of Investor Relations +1-781-434-4118
PAREXEL INTERNATIONAL REPORTS FOURTH QUARTER
AND FISCAL YEAR 2009 RESULTS
•	Accounting changes in connection with accounting errors in recently acquired ClinPhone business reduce Q4 and consolidated Fiscal Year 2009 service revenue by $21.0 million, and diluted EPS by approximately $0.16

•	The above-mentioned changes do not have an impact on cash or cash flow

•	Fourth quarter net new business wins of $268.1 million result in net book-to-bill of 1.08

•	Backlog grows to approximately $2.2 billion

•	Company provides Fiscal Year 2010 guidance
Boston, MA, August 10, 2009 — PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the fourth quarter and Fiscal Year ended June 30, 2009. The Company has determined the need to correct certain accounting errors in the recently acquired ClinPhone business, as described in greater detail below. These changes relate to (1) the ClinPhone Interactive Voice Response (IVR) component of the Perceptive Informatics business segment, and (2) purchase accounting for ClinPhone, which the Company acquired in August 2008. The changes do not have an impact on the Company’s fundamental business or on its economics in terms of cash or cash flow.
The accounting changes for ClinPhone IVR relate to Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition” and Emerging Issues Task Force (EITF) Issue 00-21 “Revenue Arrangements With Multiple Deliverables,” and has resulted in the need to defer certain previously recognized revenue and direct cost amounts into future periods. In the course of finalizing financial results for the fiscal year, the Company determined that revenue and direct costs for ClinPhone IVR contracts should have been recognized ratably over the estimated “hosting” period of each study once an application went live. The Company had been recognizing these revenue and direct cost amounts during the “start-up” periods (i.e., design, development, and validation) of the contracts. Consequently, certain IVR-related start-up revenue and costs originally recorded during the first three quarters of Fiscal Year 2009, and amounts originally expected to be recorded in the fourth quarter, needed to be deferred into future periods. The adverse impact of this change was magnified because purchase accounting rules prohibit recognition of any start-up revenue from projects on-going in an acquired entity if the start-up work was completed prior to the acquisition. The full year and fourth quarter impact of this change resulted in a reduction to consolidated service revenue of $16.9 million, reduced costs by $4.9 million, and decreased operating income by $12.0 million.
The purchase accounting change for ClinPhone related to guidance included in Emerging Issues Task Force (EITF) Issue 01-3 “Accounting in a Business Combination for Deferred Revenue of an Acquiree,” which states that deferred revenue can only be included in the opening balance sheet of an acquired entity, and subsequently recognized into revenue, if the acquiring company will be required to do additional work in future periods to earn that deferred revenue. It also requires certain adjustments to ensure that an appropriate margin is recognized on that revenue. A misapplication of this guidance caused PAREXEL to recognize revenue for which it was either not required to provide additional services, or for which margin-related adjustments required under purchase accounting were not appropriately taken into account. The transition from International Financial Reporting Standards (IFRS), under which ClinPhone previously reported, to reporting under U.S. Generally Accepted Accounting Principles (GAAP) added complexity to the situation. Under U.S. GAAP purchase accounting, certain deferred revenue at the time of an acquisition is not recognized in the income statement by either the acquired or the acquiring Company for financial statement reporting purposes. To correct these entries, full year and fourth quarter service revenue was reduced by $4.1 million, expenses were reduced by $0.2 million, and operating income decreased by $3.9 million. The total adjustments described above were recorded in the fourth quarter because the impact on prior quarters was not material to the consolidated financial results of the Company.
On a GAAP basis, taking all of these adjustments into account, PAREXEL’s consolidated service revenue for the three months ended June 30, 2009 was $247.4 million compared with $272.2 million in the prior year period. The Company reported operating income of $19.5 million, or 7.9% of consolidated service revenue, in the fourth quarter of Fiscal Year 2009, versus operating income of $26.9 million, or 9.9% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the quarter totaled $6.3 million, or $0.11 per diluted share, compared with net income of $25.0 million, or $0.43 per diluted share, for the quarter ended June 30, 2008. The prior year quarter included tax adjustments totaling $8.7 million, which represented a favorable $11.1 million reversal of U.S. tax valuation reserves, partly offset by a $2.4 million adjustment to The Netherlands tax reserves.
Excluding the aforementioned adjustments, on a non-GAAP basis for the three months ended June 30, 2009, PAREXEL’s consolidated service revenue would have been $268.4 million, operating income would have been $35.5 million, taxes would have been $10.9 million, net income would have been approximately $15.6 million, and earnings per diluted share would have been approximately $0.27.
On a GAAP basis, consolidated service revenue for the fourth quarter of Fiscal Year 2009 was $200.8 million in Clinical Research Services (CRS), $30.6 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $16.0 million in Perceptive Informatics, Inc.
On a GAAP basis for the full fiscal year ended June 30, 2009, consolidated service revenue was $1,050.7 million versus $964.3 million in the prior year, a year-over-year increase of 9.0%. For Fiscal Year 2009, operating income was $75.6 million, or 7.2% of consolidated service revenue, compared with Fiscal Year 2008 operating income of $86.7 million, or 9.0% of consolidated service revenue. Net income for Fiscal Year 2009 was $39.3 million, or $0.68 per diluted share, compared with net income of $64.6 million or $1.12 per diluted share, in Fiscal Year 2008. The current fiscal year was impacted by the recording of a $15.0 million reserve in the second quarter for wind-down costs and bad debt expense related to a client’s default on a contract, and a $7.1 million tax adjustment. The twelve month results ended June 30, 2008 included a non-U.S. tax benefit of $4.0 million in the first quarter, a favorable pre-tax restructuring benefit of $860,000 in the third quarter, and favorable net tax adjustments of $8.7 million in the fourth quarter mainly related to the reversal of U.S. tax valuation reserves.
Excluding the previously mentioned adjustments that were recorded during the fourth quarter, on a non-GAAP basis, PAREXEL’s Fiscal Year 2009 consolidated service revenue would have been $1,071.7 million, operating income would have been $91.6 million, taxes would have been $30.6 million, net income would have been approximately $80.6 million, and earnings per diluted share would have been approximately $0.85.
On a GAAP basis, consolidated service revenue for Fiscal Year 2009 was $804.2 million in CRS, $121.8 million in PCMS, and $124.7 million in Perceptive Informatics, Inc.
The Company reported a Fiscal Year 2009 ending backlog of $2,176.4 billion, an increase of 5.7% over the ending backlog reported for Fiscal Year 2008. The reported backlog included gross new business wins of $316.6 million, $48.5 million in cancellations, a positive impact from foreign exchange rates of $123.9 million, and a negative impact of $4.6 million related to an adjustment to ClinPhone’s backlog at the time of the acquisition. The net book-to-bill ratio was 1.08 for the quarter, and was 1.14 for Fiscal Year 2009 overall.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “In addition to the difficult accounting adjustments that we had to make in the fourth quarter in connection with the ClinPhone acquisition, service revenue was negatively impacted by headwinds emanating from the broader economic environment, including the year-over-year negative impact of foreign exchange. However, cost controls and efficiency improvements enabled us to meet our earnings per share expectations, excluding the accounting changes previously explained. On the new business front, we were encouraged by a sequential increase in demand during the June quarter.”
He continued, “Throughout the course of Fiscal 2009, we were diligent in managing our cost structure to match a slower growth pattern. We are proud of the efforts of our employees which have enabled us to achieve these results, especially during these challenging economic times. During the Fiscal Year we also made important strategic investments to further expand our portfolio of products and services. Of note, the acquisition of ClinPhone has strengthened our technology offering and has made us one of the leading clinical information technology providers in our sector.”
Commenting on the outlook for the new Fiscal Year, Mr. von Rickenbach stated, “The duration of the global recession is clearly still undetermined at this point in time, and while we have developed plans to manage in the current environment, we enter Fiscal 2010 with caution. Nevertheless, over the past few months, we have experienced an increase in the value and volume of opportunities that are in the proposal pipeline, which leads us to expect a gradual improvement in new business activity over the second half of calendar year 2009. We believe that our strong and established global footprint, which is increasingly embraced by clients, will continue to enable us to increase market share, and will deepen penetration with our customer base. This estimate, combined with our internal financial projections for the run-off of the existing backlog, and the assumptions that we have made regarding our future new business wins, is reflected in the financial guidance that we have provided today for Fiscal Year 2010.”
On a GAAP basis, the accounting changes previously discussed in this press release are expected to negatively impact Fiscal Year 2010 consolidated revenue by $16 to $18 million, and earnings per diluted share by $0.13 to $0.14. These impacts have been included in the Company’s forward-looking guidance for Fiscal Year 2010 and for the first quarter (ending September 30, 2009), which is based upon recent exchange rates. For Fiscal Year 2010, consolidated service revenue is expected to be in the range of $1.120 to $1.150 billion, and earnings per diluted share are projected to be in the range of $0.85 to $0.95. The Company expects to report consolidated service revenue for the first quarter in the range of $263 to $268 million, and earnings per diluted share in the range of $0.16 to $0.18.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company includes certain non-GAAP financial measures in this press release that adjust for the accounting change described above. The Company believes that these non-GAAP financial measures assist investors and others in comparing the Company’s results to previous periods and forecasted guidance. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s financial results, and business and financial outlook will begin at 10:00 a.m. EDT on Tuesday, August 11, 2009 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investors section of the Company’s website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1-706-758-4950 and ask to join PAREXEL’s Conference Call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 70 locations throughout 52 countries around the world, and has over 9,275 employees. For more information about PAREXEL International visit www.parexel.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the first quarter of Fiscal Year 2010, and Fiscal Year 2010. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, but not limited to, the successful business integration and anticipated synergy achievements in connection with the ClinPhone acquisition; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009 as filed with the SEC on May 8, 2009 which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	June 30, 2009	June 30, 2008
	As Reported	As Reported	Adjustments		Non-GAAP
Service revenue	$247,406	$272,169			$272,169
Reimbursement revenue	44,961	59,758			59,758

Total revenue	292,367	331,927			331,927

Costs and expenses:
Direct costs	160,623	175,083			175,083
Reimbursable out-of-pocket expenses	44,961	59,758			59,758
Selling, general and administrative	53,368	60,027			60,027
Depreciation	11,608	8,955			8,955
Amortization	2,318	1,169			1,169
Restructuring benefit	(33)	—			—

Total costs and expenses	272,845	304,992	—		304,992

Income from operations	19,522	26,935	—		26,935

Interest and other expenses	(9,176)	(726)			(726)

Income before income taxes	10,346	26,209	—		26,209

Provision for income taxes	4,291	877	8,706	(a)	9,583
Effective tax rate	41.5%	3.3%			36.6%

Minority interest (benefit) expense	(221)	294			294

Net income	$6,276	$25,038	$(8,706)		$16,332

Earnings per common share:
Basic	$0.11	$0.44			$0.29
Diluted	$0.11	$0.43			$0.28

Shares used in computing earnings per common share:
Basic	57,662	56,602			56,602
Diluted	57,662	57,711			57,711

(a)	Represents an $11.1 million reversal of certain U.S. tax valuation reserves, which were offset by $2.4 million in adjustments to the Netherlands tax reserves.

	Preliminary
	June 30,	March 31,	June 30,
	2009	2009	2008
Billed accounts receivable, net	$251,174	$214,664	$253,256
Unbilled accounts receivable, net	230,146	215,729	222,560
Deferred revenue	(266,453)	(244,262)	(213,126)

Net receivables	$214,867	$186,131	$262,690

Cash and marketable securities	$96,352	$99,512	$51,918
Working capital	$196,331	$141,331	$146,535
Total assets	$1,191,282	$1,117,796	$948,071
Short-term borrowings	$32,090	$57,100	$66,474
Long-term debt	$247,083	$229,360	$3,465
Stockholders’ equity	$414,745	$360,210	$428,091

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	Twelve Months Ended
	June 30, 2009				June 30, 2008
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments	Non-GAAP
Service revenue	$1,050,755			$1,050,755	$964,283		$964,283
Reimbursement revenue	196,126			196,126	198,687		198,687

Total revenue	1,246,881			1,246,881	1,162,970		1,162,970

Costs and expenses:
Direct costs	675,063			675,063	629,399		629,399
Reimbursable out-of-pocket expenses	196,126			196,126	198,687		198,687
Selling, general and administrative	232,153			232,153	211,392		211,392
Depreciation	43,373			43,373	33,005		33,005
Amortization	9,555			9,555	4,681		4,681
Special charge	15,000	(15,000	) (a)	—	—		—
Restructuring benefit	(33)			(33)	(860)	860 (b)	—

Total costs and expenses	1,171,237	(15,000)		1,156,237	1,076,304	860	1,077,164

Income from operations	75,644	15,000		90,644	86,666	(860)	85,806

Interest and other expenses	(10,927)			(10,927)	(1,129)		(1,129)

Income before income taxes	64,717	15,000		79,717	85,537	(860)	84,677

Provision for income taxes	24,531	7,080	(a)	31,611	20,026	12,383 (c)	32,409
Effective tax rate	37.9%			39.7%	23.4%		38.3%

Minority interest expense	879			879	871		871

Net income	$39,307	$7,920		$47,227	$64,640	$(13,243)	$51,397

Earnings per common share:
Basic	$0.68			$0.82	$1.16		$0.92
Diluted	$0.68			$0.82	$1.12		$0.89

Shares used in computing earnings per common share:
Basic	57,538			57,538	55,896		55,896
Diluted	57,847			57,847	57,461		57,461

(a)	Represents $15 million in reserves for wind-down costs and bad debt expense related to a client’s default on a contract and a related $7.1 million tax benefit.

(b)	Represents a change in assumptions in restructuring reserves, mainly related to facilities in the U.K.

(c)	Represents a non-U.S. net tax benefit of $4 million, related in part to a reduction in German tax rates, and an $11.1 million reversal of certain U.S. tax valuation reserves, which were offset by $2.4 million in adjustments to the Netherlands tax reserves, and a $0.3 million tax adjustment related to the restructuring benefit.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Unaudited
	Three Months Ended
	June 30, 2009	June 30, 2008
Clinical Research Services (CRS)

Service revenue	$200,818	$212,035
% of total service revenue	81.2%	77.9%
Gross profit	$74,059	$71,530
Gross margin % of service revenue	36.9%	33.7%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$30,567	$33,263
% of total service revenue	12.4%	12.2%
Gross profit	$11,114	$11,823
Gross margin % of service revenue	36.4%	35.5%

Perceptive Informatics, Inc. (PII)

Service revenue	$16,021	$26,871
% of total service revenue	6.4%	9.9%
Gross profit	$1,610	$13,733
Gross margin % of service revenue	10.0%	51.1%

Total service revenue	$247,406	$272,169
Total gross profit	$86,783	$97,086
Gross margin % of service revenue	35.1%	35.7%

Revenue by Geography

The Americas	$88,842	$105,198
Europe, Middle East & Africa	130,328	145,453
Asia/Pacific	28,236	21,518

Total service revenue	$247,406	$272,169

Quarterly Supplemental Financial Data

Total revenue	$292,367	$331,927
Investigator fees	50,536	48,180

Gross revenue	$342,903	$380,107

Days Sales Outstanding	57	63

Capital expenditures	$17,979	$21,955

PAREXEL International Corporation
Segment Information
($ in thousands)

	Unaudited
	Twelve Months Ended
	June 30, 2009	June 30, 2008
Clinical Research Services (CRS)

Service revenue	$804,237	$745,641
% of total service revenue	76.5%	77.3%
Gross profit	$286,987	$251,762
Gross margin % of service revenue	35.7%	33.8%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$121,785	$129,804
% of total service revenue	11.6%	13.5%
Gross profit	$43,562	$43,874
Gross margin % of service revenue	35.8%	33.8%

Perceptive Informatics, Inc. (PII)

Service revenue	$124,733	$88,838
% of total service revenue	11.9%	9.2%
Gross profit	$45,143	$39,248
Gross margin % of service revenue	36.2%	44.2%

Total service revenue	$1,050,755	$964,283
Total gross profit	$375,692	$334,884
Gross margin % of service revenue	35.8%	34.7%

Revenue by Geography

The Americas	$426,284	$377,857
Europe, Middle East & Africa	528,914	515,445
Asia/Pacific	95,557	70,981

Total service revenue	$1,050,755	$964,283